Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FIRST QUARTER 2016 RESULTS

FORT WORTH, Texas – April 20,  2016 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the first quarter ended March 31, 2016.

FIRST QUARTER 2016 HIGHLIGHTS

First quarter 2016 revenue declined 19% to $130.4 million from $161.0 million in the fourth quarter of 2015, as low levels of activity driven by weak and volatile energy prices and significant weather impact during the first two months of the quarter pushed our customers to postpone a growing inventory of maintenance and workover projects. In the first quarter of 2015, Basic generated $261.7 million in revenue.

For the first quarter of 2016, Basic reported a net loss of $83.3 million, or a loss of $2.00 per basic and diluted share. The first quarter of 2016 included a tax-effected, non-cash charge of $1.3 million, or $0.03 per share pertaining to the early extinguishment of deferred debt costs related to the amendment of Basic’s revolving credit facility and a non-cash charge of $27.3 million, or $0.66 per share, related to a deferred tax valuation allowance on federal net operating losses. Excluding the impact of these special items, Basic reported a net loss of $54.8 million, or a loss of $1.32 per basic and diluted share. This compares to a net loss of $55.2 million, or a loss of $1.36 per basic and diluted share, in the fourth quarter of 2015. In the first quarter of 2015, Basic reported a net loss of $32.6 million, or a loss of $0.81 per basic and diluted share.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our first quarter results continue to reflect the impact of the ongoing decline in all oilfield-related services. While our production-related activities appeared to have begun stabilizing at the end of the first quarter, our completion-related services continue to be impacted as the volatility and uncertainty in oil prices caused our customers to further curtail their exploration and drilling projects as the quarter unfolded. In addition, weather interruptions represented approximately three percentage points of the total sequential revenue drop during the quarter.

“Early in the quarter, we had anticipated that the growing inventory of maintenance and workover projects that were deferred at the end of 2015 would be completed in the first quarter. This did not happen as oil prices dipped below $30 per barrel twice during the quarter. These oil price declines forced many customers to delay projects until more stable oil prices returned. Our fluid services business, anchored by our extensive network of salt-water disposal wells, continues to operate at relatively stable levels despite the current environment as we benefit from protected market share and a lower cost structure. Margins in this business were impacted by weather and a decrease in our skim oil sales, which track WTI pricing. Our well servicing business margin increased sequentially driven mainly by the impact of cost savings initiatives.

“Pricing in all our markets and lines of business remains very competitive, and we continue to scale back operations and capital expenditures to fit cash flow and preserve our liquidity. As a result, we continue to stack equipment and exit markets where cash margins do not support maintenance capital expenditures. As of the end of the first quarter, we had stacked 134,000 hydraulic horsepower. We also stacked additional well servicing rigs to bring our total stacked rig inventory to 127 at quarter-end.

“Looking ahead, the fluctuations in oil prices create market uncertainties preventing us from knowing exactly what our near term results will look like. But based on current activity levels, we anticipate that our second quarter revenue could be down approximately 3 to 4% sequentially driven by a declining drilling rig count and fewer completions. Production related services should improve in the near term if oil prices remain in the $40 per barrel range, but these improvements may not be enough to offset declining completion activities.

“In conjunction with our new $165 million term loan that was announced in February 2016, we made further progress during the quarter to adjust our operational infrastructure to react to the prolonged weak market conditions and will make additional changes throughout this year to generate additional cost savings. We expect these changes to be fully implemented by the end of the first half of 2016 and we will continue to look for ways to operate in a cost effective manner to get the company to cash flow break-even or better by the end of 2016.”

Adjusted EBITDA decreased to ($11.1 million), or (9%) of revenues, for the first quarter of 2016 from ($7.5 million), or (5%) of revenues, in the fourth quarter of 2015.  In the first quarter of 2015, Basic generated Adjusted EBITDA of $27.3 million, or 10% of revenues.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue dropped by 32% to $39.7 million in the first quarter of 2016 from $58.5 million in the prior quarter.  The sequential decline in revenue was primarily due to lower activity levels driven by the lower drilling rig count and rate reductions due to greater competition in several basins in the Company’s footprint.  In the first quarter of 2015, this segment generated $112.8 million in revenue.

At March 31, 2016, Basic had approximately 444,000 hydraulic horsepower (“HHP”), essentially flat compared to the end of the previous quarter and up slightly from 443,000 HHP as of March 31, 2015. Weighted average HHP for the first quarter of 2016 was 444,000, equal to the fourth quarter of 2015.  134,000 HHP was stacked as of March 31, 2016 as several frac operations were shut down during the quarter due to pricing dropping below cash flow breakeven levels.

Segment profit in the first quarter of 2016 decreased 42% to $4.9 million compared to $8.5 million in the prior quarter.  Segment margin for the first quarter 2016 decreased to 12% compared to 15% during the previous quarter, driven predominantly by continued pricing pressure, as well as the negative impact of decremental margins on the lower revenue base.  During the first quarter of 2015, segment profit was $31.5 million, or 28% of segment revenue.

Fluid Services

Fluid services revenue in the first quarter of 2016 decreased 14% to $50.3 million compared to $58.5 million in the prior quarter.  Segment revenues declined driven by the weather impact of approximately $1.6 million, along with decreases in disposal utilization, skim oil sales and frac tank rental revenues. During the first quarter of 2015, this segment generated $73.8 million in revenue.

The weighted average number of fluid services trucks decreased 2% to 985 during the first quarter of 2016, compared to 1,002 during the fourth quarter of 2015 and 1,046 during the first quarter of 2015.  Truck hours of 521,500 during the first quarter of 2016 represented a decrease of 6% from the 557,000 generated in the fourth quarter of 2015 and a decrease of 12% compared to 595,100 in the same period in 2015.

The average revenue per fluid service truck decreased 13% to $51,000 from $58,000 in the fourth quarter of 2015, as disposal utilization and skim oil sales dropped with trucking activity. In the comparable quarter of 2015, average revenue per fluid truck was $71,000.

Segment profit in the first quarter of 2016 was $9.1 million, compared to a profit of $12.5 million in the prior quarter. Segment profit margin decreased 330 basis points to 18% due to the impact of decremental margins on the lower revenue base and inclement weather. Segment profit in the same period in 2015 was $19.7 million, or 27% of segment revenue.

Well Servicing

Well servicing revenues decreased 6% to $38.9 million during the first quarter of 2016 compared to $41.5 million in the prior quarter as higher Taylor revenues partially offset lower rig activity and continued pricing pressure. Well servicing revenues were $63.7 million in the first quarter of 2015. Revenues from the Taylor manufacturing operations were $4.1 million in the first quarter of 2016 compared to $2.6 million in the prior quarter and $1.8 million in the first quarter of 2015.

At March 31, 2016, the well servicing rig count was 421, the same as the end of the prior quarter and at March 31, 2015. Rig hours were 108,400 in the first quarter of 2016, down 10% compared to 120,000 in the previous quarter and down 34% from 163,900 hours in the comparable quarter of last year. Rig utilization was 36% in the first quarter of 2016, down from 39% in the prior quarter and down from 55% in the first quarter of 2015.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $321 in the first quarter of 2016, down 1% compared to $325 in the previous quarter and down 15% from $377 reported in the first quarter of 2015. The slight sequential decline was due to pricing concessions given to customers almost totally offset by increases in higher-rate activity services, such as plugging and abandonment.

Segment profit in the first quarter of 2016 increased to $4.4 million, compared to $3.9 million in the prior quarter and $11.3 million during the same period in 2015. Segment profit margin increased to 11% in the first quarter of 2016 from 9% in the prior quarter. In the first quarter of 2015, segment profit was 18% of segment revenue. Margins improved, despite lower utilization and activity levels, due to cost savings initiatives and closing non-profitable locations. Segment profit from the Taylor manufacturing operations was $102,000 in the first quarter of 2016 compared to a loss of $106,000 in last year’s fourth quarter.

Contract Drilling

Contract drilling revenues decreased by 41% to $1.5 million during the first quarter of 2016 from $2.6 million in the prior quarter. During the first quarter of 2015, this segment generated $11.5 million in revenue.  Basic marketed 12 drilling rigs during the first quarter of 2015, the same number of rigs as in the previous quarter as well as the first quarter of 2015.  However, only one rig was active during the majority of the first quarter. Revenue per drilling day in the first quarter of 2016 was $16,500, flat compared to the previous quarter but down slightly from $17,000 in the first quarter of 2015.

Rig operating days during the first quarter of 2016 decreased by 41% to 91 compared to 155 in the prior quarter, resulting in rig utilization of 8% during the first quarter of 2016 compared to 14% during the prior quarter.  Rig operating days declined due to diminishing capital and operational spending by our customers.  In the comparable period in 2015, rig operating days were 674, producing a utilization of 62%.

Segment loss in the first quarter of 2016 was $57,000 compared to profit of $69,000 in the prior quarter and a decrease from $4.0 million in the first quarter of 2016.  Segment margin for the first quarter of 2016 was (4%) of segment revenues compared to 3% in the prior quarter, due to only one rig running during the first quarter.  Last year in the comparable period, segment margin was 34%.

G&A Expense

General and administrative (“G&A”) expense in the first quarter of 2016 was $29.6 million, or 23% of revenue, compared to $32.6 million, or 20% of revenue, for the prior quarter. This 9% decrease in G&A expense was primarily the result of headcount reductions, lower incentive compensation and other cost savings initiatives implemented throughout the late fourth quarter and during the first quarter.  G&A expense in the first quarter of 2015 was $39.2 million, or 15% of revenue.

Tax Benefit

Basic’s tax benefit for the first quarter of 2016 was $4.5 million, compared to a tax benefit of $29.8 million in the fourth quarter of 2015. In the first quarter of 2016, Basic recognized a deferred tax valuation allowance of $27.3 million related to net operating loss carryforwards available to be used in future periods. Excluding the impact of the valuation allowance and the write-down of the deferred debt cost discussed previously, the operating effective tax benefit is $31.1 million, for an operating effective tax benefit rate of 36%.  The prior quarter’s effective tax adjusted benefit rate was 35%. The tax benefit of $17.9 million in the first quarter of 2015 translated into an effective tax benefit rate of 35%.

Cash and Total Liquidity

On March 31, 2016, Basic had cash and cash equivalents of approximately $75.1 million, up from $46.7 million at December 31, 2015 and $104.9 million on March 31, 2015. The increase in cash is due to the initial borrowings of $75.3 million under the $165.0 million Term Loan Credit Agreement signed in February.  An additional amount of $83.6 million is classified as restricted cash and is expected to be released upon satisfaction of pre-determined conditions related to the perfection of collateral later in 2016.  The Term Loan Agreement also includes a delayed draw provision for borrowings in an aggregate principal amount not to exceed $15.0 million.

At March 31, 2016, total liquidity was approximately $176.3 million, which included $17.6 million of availability under Basic’s $100 million revolving credit facility.  In February 2016, Basic amended its existing revolving credit agreement, reducing the aggregate commitment from $250 million to $100 million.

Capital Expenditures

Total capital expenditures during the first three months of 2016 were approximately $6.0 million (including capital leases of $1.4 million), comprised of $1.2 million for expansion projects, $3.8 million for sustaining and replacement projects and $1.0 million for other projects.  Expansion capital spending included $821,000 for the well servicing segment, $357,000 for the fluid services segment, and $23,000 for the completion and remedial services segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Basic currently anticipates 2016 capital expenditures to be under $40.0 million, including $15.0 million of capital leases.

Conference Call

Basic will host a conference call to discuss its first quarter 2016 results on Thursday, April 21, 2016, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 5, 2016 and may be accessed by calling (201) 612-7415 and using pass code 13633648#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The Company employs more than 3,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015

Income Statement Data:	(Unaudited)
Revenues:
Completion and remedial services	$39,696	$112,775
Fluid services	50,250	73,803
Well servicing	38,906	63,668
Contract drilling	1,504	11,475
Total revenues	130,356	261,721
Expenses:
Completion and remedial services	34,788	81,251
Fluid services	41,167	54,132
Well servicing	34,470	52,401
Contract drilling	1,561	7,525
General and administrative (1)	29,562	39,204
Depreciation and amortization	56,152	60,929
(Gain) loss on disposal of assets	(75)	48
Total expenses	197,625	295,490
Operating loss	(67,269)	(33,769)
Other income (expense):
Interest expense	(20,714)	(16,863)
Interest income	2	6
Other income	96	120
Loss before income taxes	(87,885)	(50,506)
Income tax benefit	4,546	17,882
Net loss	$(83,339)	$(32,624)
Loss per share of common stock:
Basic	$(2.00)	$(0.81)
Diluted	$(2.00)	$(0.81)

Other Financial Data (unaudited):
EBITDA (2)	$(11,021)	$27,280
Adjusted EBITDA (2)	(11,096)	27,328
Capital expenditures:
Acquisitions, net of cash acquired	-	-
Property and equipment	4,577	25,861

	As of
	March 31, 2016	December 31, 2015

	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$75,083	$46,732
Net property and equipment	797,973	846,290
Total assets	1,168,525	1,161,369
Total long-term debt	969,790	838,368
Total stockholders' equity	25,202	106,338

	Three months ended March 31,
	2016	2015
Segment Data:	(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	12.4%	28.0%

Fluid Services
Weighted average number of fluid service trucks	985	1,046
Truck hours (000's)	521.5	595.1
Revenue per fluid services truck (000's)	$51	$71
Segment profits per fluid services truck (000's)	$10	$19
Segment profits as a percent of revenue	18.1%	26.7%

Well Servicing
Weighted average number of rigs	421	421
Rig hours (000's)	108.4	163.9
Rig utilization rate	36%	55%
Revenue per rig hour, excluding manufacturing	$321	$377
Well servicing rig profit per rig hour	$44	$69
Segment profits as a percent of revenue	11.4%	17.7%

Contact Drilling
Weighted average number of rigs	12	12
Rig operating days	91	674
Drilling utilization rate	8%	62%
Revenue per day	$16,500	$17,000
Drilling rig profit per day	$(400)	$5,900
Segment profits as a percent of revenue	(3.8%)	34.4%

(1)	Includes approximately $3,258,000 and $4,532,000 of non-cash compensation expense for the three months ended March 31, 2016 and March 31, 2015, respectively.

(2)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, and the gain or loss on disposal of assets or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended March 31,
	2016	2015
Reconciliation of Net Loss to EBITDA:	(Unaudited)
Net loss	$(83,339)	$(32,624)
Income taxes	(4,546)	(17,882)
Net interest expense	20,712	16,857
Depreciation and amortization	56,152	60,929
EBITDA	$(11,021)	$27,280

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets:

	Three months ended March 31,
	2016	2015
Reconciliation of Net Loss to Adjusted EBITDA:	(Unaudited)
Net loss	$(83,339)	$(32,624)
Income taxes	(4,546)	(17,882)
Net interest expense	20,712	16,857
Depreciation and amortization	56,152	60,929
(Gain) loss on disposal of assets	(75)	48
Adjusted EBITDA	$(11,096)	$27,328